                           National Processing, Inc.
           Exhibit 11-Statement Re: Computation of Per Share Earnings
                     (In thousands, expect per share data)

                                        Three Months Ended  Six Months Ended
                                             June 30             June 30
                                         1997      1996      1997      1996
                                        -------   -------   -------   -------
PRIMARY
-------
Average shares outstanding               50,575    43,100    50,575    43,100

Net effect of dilutive stock options-
based on the treasury stock method
using average market price                    5         0         3         0

Total                                    50,580    43,100    50,578    43,100
                                        =======   =======   =======   =======
Net income                              $ 7,157   $ 7,352   $ 7,527   $13,211
                                        =======   =======   =======   =======
Per share amount                        $  0.14   $  0.17   $  0.15   $  0.31
                                        =======   =======   =======   =======
FULLY DILUTED
-------------

Average shares outstanding               50,575    43,100    50,575    43,100

Net effect of dilutive stock options-
based on the treasury stock method
using the year-end market price,
if higher than average market price         114         0        57         0

Total                                    50,689    43,100    50,632    43,100
                                        =======   =======   =======   =======
Net income                              $ 7,157   $ 7,352   $ 7,527   $13,211
                                        =======   =======   =======   =======
Per share amount                        $  0.14   $  0.17   $  0.15   $  0.31
                                        =======   =======   =======   =======